Exhibit 12.1

Southwestern Electric Power Company
Consolidated Ratio of Earnings to Fixed Charges
For the Twelve Months Ended 06/30/01 and Years Ended December 31, 2000

                                  Twelve Months
                                      Ended
                           06/30/01      2000      1999      1998      1997      1996
                           -------------------------------------------------------------
                                         (thousands, except ratios)

Operating Income            $138,645  $128,278  $147,062  $150,678  $139,473  $134,117
Adjustments
  Income Taxes                37,982    14,597    55,343    62,595    44,396    32,931
  Provision for
    Deferred Income
      Taxes                      147    14,653   (17,347)  (11,909)   (2,209)      714
Deferred Investment
      Tax Credits             (4,453)   (4,482)   (4,565)   (4,631)   (4,662)   (4,730)
Changes for Investments and
  Plant Development Costs,
  Net of Tax                    -         -         -         -         (483)  (21,815)
Other Income and Deductions    3,053     3,405    (2,000)    1,115     3,578       312
Allowance for Borrowed and
  Equity Funds Used During
  Construction                 3,216     3,372     1,984     2,687     2,156     2,423
  Interest Portion of
    Financing Leases            -         -          335       598     1,194     1,514
                            --------  --------  --------  --------  --------  --------
    Earnings                $178,590  $159,823  $180,812  $201,133  $183,443  $145,466
                            ========  ========  ========  ========  ========  ========

Fixed Charges:
  Interest on
   Long-term Debt            $43,958   $43,547   $38,380   $39,233   $40,440   $44,066
  Interest on
   Short-term Debt             8,419    10,174    13,800     8,591     5,736     8,381
  Distributions on Trust
   Preferred Securities        8,663     8,663     8,662     8,662     5,582      -
  Interest Portion of
   Financing leases             -         -          335       598     1,194     1,514
                             -------   -------   -------   -------   -------   -------
    Fixed Charges            $61,040   $62,384   $61,177   $57,084   $52,952   $53,961
                             =======   =======   =======   =======   =======   =======

Ratio of Earnings to
  Fixed Charges                 2.93      2.56      2.95      3.52      3.46      2.69
